HomeStreet, Inc. Reports Second Quarter 2018 Results

Key highlights and developments for second quarter 2018:

•	Appointed Sandra Cavanaugh to our Board of Directors and appointed Donald R. Voss as Lead Independent Director

•	Sold $4.90 billion in unpaid balance of our single family mortgage servicing rights at a gain of $573 thousand

•	Implemented plan to streamline our Mortgage Banking operations which we estimate will reduce pre-tax expenses by $13.1 million annually in this segment

•
Grew loans held for investment to $4.90 billion, an increase of $123.1 million, or 3%, from $4.78 billion at March 31, 2018, and an increase of $720.6 million, or 17%, from $4.18 billion at June 30, 2017

•	Grew total assets to $7.16 billion, an increase of $239.8 million, or 3%, from $6.92 billion at March 31, 2018, and an increase of $577.3 million, or 9% from $6.59 billion at June 30, 2017

•
Modified our loss sharing agreement with Fannie Mae related to our DUS servicing that significantly lowered our consolidated risk-weighted assets and improved our risk-based consolidated regulatory capital ratios

SEATTLE – July 23, 2018 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq:HMST) (including its consolidated subsidiaries, the “Company” or “HomeStreet”), the parent company of HomeStreet Bank, today announced net income of $7.1 million, or $0.26 per diluted share for the second quarter of 2018, compared with net income of $5.9 million, or $0.22 per diluted share for the first quarter of 2018, and $11.2 million, or $0.41 per diluted share for second quarter of 2017. Core net income(1) for the second quarter of 2018, was $12.5 million, or $0.46 per diluted share, compared with core net income(1) of $5.6 million, or $0.21 per diluted share, for the first quarter of 2018, and $11.4 million, or $0.42 per diluted share, for the second quarter of 2017.
As previously announced, HomeStreet has taken steps to further streamline operations in its Mortgage Banking segment after experiencing several quarters of challenging mortgage market conditions that have reduced loan origination volume and profit margins. Among other things, HomeStreet is in the process of closing, consolidating, or reducing space in 20 single family home lending centers (“HLCs”), including both primary and satellite offices, and one regional processing center, resulting in the termination of related leases and a reduction in headcount for our Mortgage Banking segment. In the second quarter of 2018 we recorded $6.9 million in pre-tax restructuring expenses related to these actions and we estimate $1.7 million in additional pre-tax restructuring expenses in the third quarter of 2018. We expect these actions will result in annualized expense savings of an estimated $13.1 million.

(1) For notes on non-GAAP financial measures see the end of this summary release.

“During the second quarter of 2018 we continued to meet the challenges presented by the market,” said Mark K. Mason, Chairman, President, and Chief Executive Officer. “We took additional steps to refresh our board composition, including naming Donald R. Voss as our Lead Independent Director to succeed Scott Boggs and naming Sandra Cavanaugh as a new board member. The Board believes that Sandra’s strong background in banking and asset management will be an asset to the Company as we continue to execute on our strategic plan."
“Our Commercial and Consumer Banking Segment experienced strong loan growth of 3% during the quarter and continued improvement in asset quality. Our nonperforming asset ratio decreased to 0.14% of total assets, representing the lowest level of problem assets since 2006. Supporting this loan growth was strong quarterly growth in our business deposit accounts of 5%.”
“During the quarter, we implemented a plan to further streamline our Mortgage Banking operations by closing, consolidating, or reducing space in 20 single family lending centers. In addition to the estimated annual pre-tax expense savings of $13.1 million, we expect this plan to improve the profitability of the segment by reducing the proportion of lower profit margin jumbo originations and reducing direct origination expenses by exiting higher cost, lower market share regions. Competitive market pressures eased somewhat during the quarter, which resulted in improvement of our single-family composite gain on sale profit margin. The mortgage banking industry is at a low point of its cycle and remains a challenge, but we are taking measured steps to improve the segment’s profitability while maintaining our position as a market leading originator and servicer.”
“As part of our ongoing balance sheet and capital management, we entered into an agreement to sell approximately $4.9 billion of unpaid principal balance of our single family mortgage servicing rights. We also modified the loss sharing arrangement with Fannie Mae related to our DUS® servicing that significantly lowered our consolidated risk-weighted assets. In addition to increasing regulatory capital ratios, these actions will provide additional regulatory capital to support the continued growth of our Commercial and Consumer Banking business and accelerate the diversification of the Company’s net income.”

Conference Call
HomeStreet, Inc., the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, July 24, 2018 at 1:00 p.m. EDT. Mark K. Mason, President and CEO, and Mark R. Ruh, Executive Vice President and Chief Financial Officer, will discuss 2018 second quarter results and provide an update on recent activities. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10121426 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada and 1-412-317-1075 internationally) shortly before 1:00 p.m. EDT.
A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10121426.

The information to be discussed in the conference call will be posted on the Company's web site after the market closes on Monday, July 23, 2018.
About HomeStreet
Now in its 98th year, HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured commercial bank. HomeStreet offers consumer, commercial and private banking services, along with investment and insurance products, and originates residential and commercial mortgages and construction loans for borrowers located primarily in the Western United States and Hawaii. Certain information about our business can be found on our investor relations web site located at http://ir.homestreet.com.

Contact:	Investor Relations:
HomeStreet, Inc.
Gerhard Erdelji (206) 515-4039
Gerhard.Erdelji@HomeStreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we have disclosed the following non-GAAP financial measures: core net income; core diluted income per common share; core efficiency ratios; net income (loss), excluding income tax reform-related items and acquisition-related items, net of tax, for our Commercial and Consumer Banking Segment and our Mortgage Banking Segment; return on average shareholders' equity, return on average tangible shareholders’ equity, and return on average assets, in each case excluding income tax reform-related items, restructuring related items, net of tax, and acquisition-related items, net of tax; tangible book value per share; and average tangible shareholders’ equity. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We have disclosed core net income; core diluted income per common share; noninterest expense, excluding income tax reform-related items, restructuring-related items, net of tax, acquisition-related items, net of tax; net income, excluding income tax reform-related items and acquisition-related items, net of tax, for our Commercial and Consumer Banking segment; and net income (loss), excluding tax reform-related items, restructuring-related items, net of tax, for our Mortgage Banking segment to provide comparisons of quarter-to-date fiscal 2018 information to the corresponding periods of fiscal 2017, excluding the impact of the Tax Reform Act related tax benefit, the after-tax impact of restructuring charges and the after-tax impact of acquisition-related expenses. We also have presented core efficiency ratios, which eliminate costs incurred in connection with these acquisitions. We refer to all of the above measurements as “Core” measurements. We have also presented return on average shareholders' equity, return on average tangible shareholders’ equity, and return on average assets, in each case excluding income tax reform-related items, restructuring related items and acquisition-related items, net of tax. We believe all of these measures are useful to investors who are seeking to exclude the Tax Reform Act related tax benefit, the after-tax impact of restructuring charges and the after-tax impact of acquisition-related expenses, which we recorded in connection with our merger with Orange County Business Bank on February 1, 2016, with our acquisition of two retail deposit branches in Lake Oswego, Oregon on August 12, 2016, two retail deposit branches in Southern California on November 11, 2016 and one retail deposit branch in Southern California on September 15, 2017. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our results of core operations by excluding certain restructuring-related expenses, as well as acquisition-related revenues and expenses, that may not be indicative of our expected recurring results of operations.

Similarly, we have provided information about our balance sheet items, including total loans, total deposits and total assets, adjusted in each case to eliminate acquisition-related impacts.

We also have disclosed tangible book value per share of common stock and return on average tangible shareholders’ equity which are non-GAAP financial measures.

We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are available to institutional investors and analysts to help them assess the strength of our business on a normalized basis.

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended
(in thousands)	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017

Consolidated results:
Net income	$7,099	$5,866	$34,915	$13,839	$11,209
Impact of income tax reform-related benefit	—	—	(23,326)	—	—
Impact of restructuring-related (recoveries) expenses, net of tax	5,445	(230)	(169)	2,520	67
Impact of acquisition-related (recoveries) expenses, net of tax	3	(39)	47	229	115
Core net income	$12,547	$5,597	$11,467	$16,588	$11,391

Diluted earnings per common share	$0.26	$0.22	$1.29	$0.51	$0.41
Impact of income tax reform-related benefit	—	—	(0.86)	—	—
Impact of restructuring-related (recoveries) expenses, net of tax	0.20	(0.01)	(0.01)	0.09	—
Impact of acquisition-related (recoveries) expenses, net of tax	—	—	—	0.01	0.01
Core diluted earnings per common share	$0.46	$0.21	$0.42	$0.61	$0.42